EXHIBIT 10.1

AMENDMENT NUMBER THREE

TO THE

TIDEWATER EMPLOYEES’ SUPPLEMENTAL SAVINGS PLAN

WHEREAS, Tidewater Inc. (the “Company”) sponsors the Tidewater Employees’ Supplemental Savings Plan (the “Plan”), which was adopted effective November 1, 1987;

WHEREAS, the Plan has been amended from time to time, and was restated effective January 1, 2008, and most recently amended by Amendment Number Two executed December 17, 2009;

WHEREAS, the Board of Directors of the Company delegated to the Employee Benefits Committee (the “Committee”) the authority to approve, without the necessity of approval by the Board of Directors, all amendments that do not effect material substantive changes to the terms of the Plan or that are strictly procedural;

WHEREAS, the Committee wishes to amend the Plan to allow the Company to make additional employer contributions in coordination with the Retirement Plan;

NOW, THEREFORE, the Committee hereby amends the Plan, effective January 1, 2011, unless stated otherwise, to read as follows:

I.

The heading Article 1: Purpose is amended to Article 1: Coordination with Savings Plan and Retirement Plan and such Article is amended and restated to read as follows:

1.1 Purpose. The Company intends and desires by the adoption of this Plan to recognize the value to the Company of past and present services of certain employees and to encourage and assure their continued service with the Company by making more adequate provision for their future retirement security. The establishment of this Plan is made necessary by certain limitations described below.

1.2 Coordination with Savings Plan. Some Company employees participating in the Savings Plan can make only a portion of the Salary Deferral Contributions that the Savings Plan would allow because of the limitations contained in Sections 401(a)(17), 401(k), 401(m) and 402(g) of the Code (the “Limitations”). The objectives of this Plan are (i) to provide certain employees the opportunity to defer the portion of their Compensation (defined in the Savings Plan) which cannot be deferred because of the Limitations, (ii) to allow the Company to make matching contributions based on such deferrals in excess of those permissible under the Savings Plan, (iii) to permit certain employees to defer an amount equal to an amount that will be returned or distributed from the Savings Plan due to discrimination testing, and (iv) to provide the opportunity to defer a portion of such employees’ annual incentive bonus (“Annual Bonus”).

References herein to the Savings Plan in connection with the determination of an Eligible Employee’s benefit as described in the above paragraph shall refer to the amended terms of the Savings Plan that are in effect for the Plan Year relating to the determination of such benefits. Any ambiguities or gaps in this Plan shall be resolved by reference to the Savings Plan document, as amended, but only if consistent with the purposes set forth in the above paragraph and only if consistent with Code Section 409A, applicable Treasury Regulations and related guidance by the Secretary of the Treasury.

1.3 Coordination with Retirement Plan. Some Company employees eligible to participate in the Retirement Plan can receive an employer contribution in the Retirement Plan as a percentage of Compensation (defined in the Retirement Plan) limited to Section 401(a)(17) of the Code (“Compensation Limit”) and the nondiscrimination rules of Code Section 401(a)(4) (“Nondiscrimination Limit”). The objectives of this Plan are (i) to provide certain employees the employer contributions which can not be contributed to the Retirement Plan because of the Compensation Limit and (ii) to allow the Company to make employer contributions to this Plan when necessary to reduce the employer contributions to the Retirement Plan in order to comply with the Nondiscrimination Limit.

References herein to the Retirement Plan in connection with the determination of an eligible employee’s employer contribution shall refer to the amended terms of the Retirement Plan that are in effect for the Plan Year relating to the determination of the employer contribution. Any ambiguities or gaps in this Plan shall be resolved by reference to the Retirement Plan document, as amended, but only if consistent with the purposes set forth in the above paragraph and only if consistent with Code Section 409A, applicable Treasury Regulations and related guidance by the Secretary of the Treasury.

1.4 Trust. The Company has established a non-qualified trust (the “Trust”) to provide a means for funding the benefits of the Participants under the Plan, subject to the claims of general creditors, until the assets are paid to the Plan participants and beneficiaries as specified herein.

1.5. Interpretation. If any provision of this Agreement is capable of being interpreted in more than one manner, then to the extent feasible, the provision shall be interpreted in a manner that does not result in an excise tax under Code Section 409A.

II.

Article 2: Definitions is amended to add “Employer Contributions” at Section 2.6 to read as follows:

2.6 “Employer Contributions” refers to Restoration Contributions, Pre-Retirement Contributions and Special Contributions pursuant to Section 4.5 of the Plan.”

III.

Section 2.6, “Employer Contributions” is amended to read “Matching Contributions” and renumbered as Section 2.8 and any reference to “Employer Contributions” in the Plan prior to this amendment will be changed to “Matching Contributions”.

IV.

Article 2: Definitions is amended to add a definition of “Excess Compensation” at Section 2.7 and former Section 2.7 is renumbered as Section 2.8 and so forth to read as follows:

2.7 “Excess Compensation” shall mean the amount of an employee’s Retirement Compensation upon which such employee can not receive contributions under the Retirement Plan due to the application of Section 401(a)(17) of the Code.

V.

Article 2: Definitions is amended to add a definition of “Retirement Compensation” at Section 2.10 to read as follows:

2.10 “Retirement Compensation” shall have the meaning as it has in the Retirement Plan.

VI.

Article 2: Definitions is amended to add a definition of “Retirement Plan” at Section 2.11 to read as follows:

2.11 “Retirement Plan” refers to the Tidewater Retirement Plan.

VII.

Section 2.15 “Selected Date” of Article 2: Definitions is amended and restated to read as follows:

2.15 “Selected Date” shall mean the date selected in a Supplemental Salary Deferral Agreement, election form or distribution election form.

VIII.

A new Section 2.16, “Supplemental Salary Deferral Agreement” is added to Article 2: Definitions to read as follows:

2.16 “Supplemental Salary Deferral Agreement” shall mean the election form or agreement, which may be completed on paper or online, applicable to the Eligible Employee’s salary deferral, bonus deferral and distribution of deferrals and matching contributions.

IX.

Article 3: Eligibility is amended and restated, effective March 4, 2010, to read as follows:

Every employee of the Company who is the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, a Vice President or the Corporate Controller or who is otherwise designated as eligible to participate by the Compensation Committee of the Board of Directors of the Company shall be eligible to participate in this Plan (an “Eligible Employee”). The Eligible Employee must be hired with an executive title listed above or appointed to such position or designated as eligible to participate in the Plan by the Compensation Committee of the Board of Directors of the Company on or after March 4, 2010. The eligibility provisions applicable to Employer Contributions are provided in Section 4.5.

X.

The second sentence of Section 4.2, Matching Contributions, is amended and restated, effective September 1, 2010, to read as follows:

The Matching Contribution when combined with the matching contribution provided in Section 4.07 of the Savings Plan shall not exceed four (4) percent of Compensation.

XI.

The heading of Section 4.4, Execution of Supplemental Salary Deferral Agreement, is changed to Execution of Participant Election Agreements, and paragraph (f) is added to read as follows:

(f)	A distribution election form applicable to an employee’s Employer Contribution Account shall be executed prior to the beginning of the calendar year to which the agreement relates.

XII.

A new Section 4.5, Employer Contributions, is added to read as follows:

4.5	Employer Contributions.

(a)

Restoration Contributions. Each employee who is not accruing a benefit in the Tidewater Inc. Supplemental Employee Retirement Plan and who is eligible for a contribution in the Retirement Plan will automatically become eligible for Restoration Contributions in this Plan when his or her Retirement Compensation exceeds the Code Section 401(a)(17) limit. The Restoration Contribution will be equal to the percentage determined in the Retirement Plan times the employee’s Excess Compensation. As of January 1, 2011, the Retirement Plan provides an Employer Contribution equal to three percent (3%) of an employee’s Retirement Compensation plus additional percentages, as provided in the respective tables, for employees identified as members of the 1996 Grandfathered Group or 2011 Grandfathered Group. Restoration Contributions will be held in each employee’s Employer Contribution Account.

(b)

Pre-Retirement Contribution. An employee, who was hired in 2010 as the VP Chief Human Resources Officer, will receive an Employer Contribution equal to three percent (3%) of her Retirement Compensation plus Excess Compensation for the period prior to such employee’s “entry date” in the Retirement Plan. The Pre-Retirement Contribution will be held in such employee’s Employer Contribution Account.

(c)

Special Contributions. If the Committee determines, upon the advice of the Company’s counsel or actuary, that amounts that would be contributed to the Retirement Plan will cause the Retirement Plan to be discriminatory under Code Section 401(a)(4), the Company shall credit such employee’s Employer Contribution Account with some or all of his or her future Retirement Plan employer contributions. Special Contributions will be held in such employee’s Employer Contribution Account.

XIII.

Section 5.1, Establishment of Accounts, is amended and restated to read as follows:

5.1 Establishment of Accounts. Committee shall establish and maintain a separate Supplemental Salary Deferral Account, Matching Contribution Account, and Employer Contribution Account for each Participant. A Participant’s Supplemental Salary Deferral Account shall be credited with the Participant’s Supplemental Salary Deferrals, Bonus Deferrals and earnings thereon and a Participant’s Matching Contribution Account shall be credited with the Participant’s Matching Contribution and the earnings thereon. A Participant’s interest in the Supplemental Salary Deferral Account and the Matching Contribution Account shall be referred to in the aggregate as his “Deferred Compensation Account.” A Participant’s Employer Contribution Account shall be credited with the Participant’s Employer Contributions and the earnings thereon. The accounts shall be bookkeeping entries only and the Participant shall have no secured or vested interest in any specified assets.

XIV.

Section 5.2, Adjusting of Accounts, is amended and restated to read as follows:

5.2 Adjusting of Accounts. The Committee shall provide to each Participant a list of investments from which a Participant can choose as a deemed investment for such Participant’s Deferred Compensation Account and Employer Contribution Account. A Participant’s Deferred Compensation Account and Employer Contribution Account shall be deemed invested in the investments selected by such Participant (provided that if no investment is selected, the Deferred Compensation Account and Employer Contribution Account shall be deemed invested in a fund selected by the Committee). Each Participant’s Deferred Compensation Account and Employer Contribution Account shall be adjusted as of each Valuation Date to reflect increases or decreases in the value of such deemed investments. A Participant shall have the right to change the deemed investment of his Deferred Compensation Account and his Employer Contribution Account and the allocation of future Supplemental Salary Deferrals, Matching Contributions, Bonus Deferrals, and Employer Contributions by notice to the Committee in such form as required by the Committee. Such changes in deemed investments shall be made on the Valuation Date next following the date upon which said change was requested, or as soon thereafter as may be administratively practicable. To the greatest extent practicable, the same valuation and accounting methods shall be used as are used to recalculate the Participant’s account balances under the Savings Plan. A Participant shall have no right to compel investment of any amounts credited to Participant’s Deferred Compensation Account or Participant’s Employer Contribution Account.

XV.

Section 7.1, Participant’s Distribution Elections, is amended and restated to read as follows:

7.1 Participant’s Distribution Elections. A Participant shall be entitled to a distribution from his Deferred Compensation Account and Employer Contribution Account on a Distribution Date.

(a)

Deferred Compensation Account. A Participant may elect to receive his Deferred Compensation Account on a Selected Date or following his Termination Date; or if neither are chosen, the Termination Date. The Supplemental Salary Deferral and Annual Bonus may not be paid any sooner than two years following the year in which the Compensation relating to the Supplemental Salary Deferral was earned whether or not deferred.

A distribution upon either a Selected Date or a Termination Date may be in either a single lump sum or installments.

Distributions shall be made in cash. A Participant’s distribution election applicable to future Supplemental Salary Deferral, Annual Bonus and applicable Matching Contributions must be made each year.

(b)

Employer Contribution Account. A Participant will receive his Employer Contribution Account following his Termination Date. A Participant may elect to receive his Employer Contribution Account in either a single lump sum or installments. Distributions shall be made in cash. The default election is a single lump sum payment. A Participant’s distribution election, including a default election, will apply indefinitely to the Participant’s Employer Contribution Account unless a new election is made. A distribution election shall apply only to contributions made with respect to services to be performed in the following Plan Year and future years until a new election is made.

(c)

Installment Payments. If an installment payment election is made, payments will be made annually over the period selected by the Participant, which period shall not exceed ten (10) years. If the Participant makes no election regarding the form of a benefit, the benefit shall be paid in a single lump sum. In the case of installment payments, the amount of each installment payment shall be the numerator (equal to 1) divided by the denominator (this being the total number of remaining installment payments) multiplied by the vested Deferred Compensation Account balance and/or the Employer Contribution Account balance on the date of the installment payment.

(d)

Change of Control. Notwithstanding the Participant’s elections, a distribution of all Deferred Compensation Accounts and Employer Contribution Accounts shall be made in lump sum upon a Section 409A Change of Control, as described in Section 7.5.

XVI.

The first sentence of Section 7.2, Irrevocable Elections, is amended and restated to read as follows:

Once executed and delivered to the Company, the distribution elections set forth in the Supplement Salary Deferral Agreement or distribution election form can be change or modified only as provided in this paragraph.

XVII.

The third paragraph under Section 7.3, Distribution Upon Selected Date or Termination of Employment, is amended and restated to read as follows:

If a Participant becomes entitled to a distribution because he has terminated employment, the Participant shall be entitled to payment of an amount equal to the portion of his vested Deferred Compensation Account in which the termination of employment was selected as the payment commencement date in the applicable election form. If a Participant becomes entitled to a distribution of his Deferred Compensation Account because a Selected Date has been reached, the Participant shall be entitled to payment of an amount equal to the portion of his vested Deferred Compensation Account related to the election form in which the Selected Date was selected. The unvested portion is not paid upon the Selected Date. The unvested portion that becomes vested will be paid upon termination of employment. If a Participant becomes entitled to his Employer Contribution Account because he has terminated employment, the Participant shall be entitled to a payment equal to the portion of his vested Employer Contribution Account. If a Participant becomes entitled to a distribution because of a Change of Control, the Participant shall be entitled to payment of an amount equal to his Deferred Compensation Account and Employer Contribution Account.

XVIII.

The phrase “Employer Contribution Account” is added immediately after all references to “Deferred Compensation Account” in Section 7.5, Distribution upon Change of Control, Section 7.6, Payment following Death, Section 10.1, Amendment, Section 10.2, Termination, and Section 11.1(a), Vesting Upon Change of Control.

XIX.

Article 8: Vesting is amended and restated to read as follows:

A Participant’s interest in his Supplemental Salary Deferral Account and Bonus Deferral Account shall be 100 percent vested at all times, and a Participant’s interest in his Matching Contribution Account shall vest at the same rate as his employer contribution account under the Savings Plan. A Participant’s interest in his Employer Contribution Account shall vest at the same rate as his

Employer Contribution Account under the Retirement Plan. Notwithstanding, a Participant’s interest in his Matching Contribution Account and Employer Contribution Account shall vest upon a Change of Control, as provided in Article 11. If a Participant terminates employment without full vesting in his Matching Contribution Account or Employer Contribution Account, the unvested portion shall be forfeited and shall reduce the Company’s obligations under this Plan. The forfeiture is not added to the other Participants’ accounts.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed this 27th day of December, 2010.

WITNESSES:	TIDEWATER INC.

	By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Executive Vice President,
General Counsel and Secretary